ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2012 Results

(July 12, 2012) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the second quarter of 2012 of $1,971,000, a $119,000, or 6.4% increase, over the $1,852,000 earned during the second quarter of 2011. Net income for the six months ended June 30, 2012, was $4,160,000, a $611,000, or 17.2% increase, over the same period in 2011. Basic and diluted earnings per share for the second quarter of 2012 were $0.69 compared to $0.65 for the same period in 2011. Year-to-date earnings per share were $1.46 in 2012 compared to $1.24 in 2011.

The Corporation’s earnings for the three and six months ended June 30, 2012, were elevated due to a $350,000 and $600,000 credit provision for loan losses, compared to an expense of $450,000 and $900,000 for the same periods in 2011. Improvements in asset quality, as evidenced by lower levels of non-performing assets and classified loans, as well as an overall decline in outstanding loan balances, allowed the Corporation to reverse a portion of the allowance for loan losses into earnings in 2012, while still maintaining strong coverage ratios. Previously, in 2010 and 2011, the provision expense was at an increased level to provide for high levels of classified loans. When classified loans first began to decline in late 2011, the provision for loan losses was initially reduced. With further declines in classified assets, along with lower levels of non-performing and delinquent loans, the 2012 allowance for loan losses calculation supported a decrease in this balance. Despite the reductions made in 2012, the allowance for loan losses as a percentage of total loans was 1.96% as of June 30, 2012, compared to 1.91% as of June 30, 2011.

The Corporation’s core earnings or net interest income (NII) of $11,132,000 for the six months ended June 30, 2012, represents a decrease of $354,000, or 3.1%, from the same period last year. The decrease in NII was primarily generated by a $1,276,000, or 8.1% decrease, in total interest income which was partially offset by a $525,000, or 19.2% reduction, in deposit costs, and a $397,000, or 25.6% decline, in borrowing costs. As a result of the extended historically low interest rate environment, new loans and securities are originating at lower rates, causing a decrease in total interest income. Interest income on the Corporation’s securities declined $659,000, or 13.7%, while interest income on the Corporation’s loans, declined $624,000, or 5.7%. Further decreases in market interest rates in the first half of 2012 have enabled the Corporation to maintain lower deposit rates compared to the first half of 2011. In addition, the Corporation was able to take advantage of the low-rate environment by obtaining inexpensive wholesale funding and reducing the overall cost of long-term borrowings. However, the savings on the deposits and borrowings were not enough to compensate for the decline in asset yields causing both the Corporation’s net interest income and margin to decline.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $237,000, or 19.7%, and $600,000, or 23.1%, for the three and six months ended June 30, 2012, compared to the same periods in 2011. The increase was primarily caused by an additional $256,000 of BOLI income during the first quarter of 2012, which was the result of a life insurance claim on the death of a former director. Additionally, the Corporation’s student loan portfolio was sold for a loss of $263,000 in the second quarter of 2011, resulting in lower non-interest income compared to 2012.

The gain on the sale of securities decreased by $291,000, or 55.9%, and $283,000, or 33.0%, for the three and six months ended June 30, 2012, compared to the same periods in 2011. The gain on the sale of mortgages increased by $37,000 and $51,000 for the three and six months ended June 30, 2012, compared to the same periods in 2011, due to increased mortgage volume during the first six months of 2012.

Total operating expenses increased $278,000, or 5.6%, and $704,000, or 7.0%, for the three and six months ended June 30, 2012, compared to the same periods in 2011. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $269,000, or 9.6%, and $644,000, or 11.4%, for the three and six months ended June 30, 2012, compared to the same periods in 2011. Several new lending and credit analysis positions were added in late 2011, which were responsible for the majority of the salary and benefit increase. The Corporation’s FDIC insurance assessment decreased by $34,000, or 27.6%, and $165,000, or 47.8%, for the three and six months ended June 30, 2012, compared to the same periods in 2011, as a result of the new asset-based assessment formula.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2012 were 1.03% and 9.34% respectively, compared with 0.99% and 9.73% for the second quarter of 2011. For the first six months of 2012, the Corporation’s annualized ROA was 1.09%, compared to 0.96% in 2011, while the ROE was 9.95%, compared to 9.52% for the same period in 2011.

As of June 30, 2012, the Corporation had total assets of $776.6 million, up 2.9%; total stockholders’ equity of $86.2 million, up 9.2%; total deposits of $614.6 million, up 3.6%; and total loans of $402.4 million, down 1.6%, from the balances as of June 30, 2011.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.